COOPERATION AGREEMENT

This Cooperation Agreement (the "**Agreement**") is entered into on this day of November 7th, 2014 ("**Effective Date**") by and between My Size, Inc, 510394637 a company organized in Delaware US , having its principal offices at 16 J St. Tidhar Raanana, Israel ("**MS**") and, In Situ S.A a Spanish company, having its principal offices at Calle Valportillo Primera, 2, 28108 Alcobendas, Madrid, Spain ("**IN SITU**"). IN SITU and MS shall collectively hereinafter referred to as the "**Parties**" or individually as the "**Party**".

WHEREAS, MS developed a platform which enables to adjust measurements and sizes including in clothing ("**MS Platform**"); and is the owner (exclusive rights of use and benefit) of the intellectual and industrial property rights of MS Plaform

WHEREAS IN SITU holds the trademark rights of the fashion brand "Trucco" that includes women apparel, shoes and belts (the "**Brand**"); and

WHEREAS The Brand's items are being marketed and sold worldwide by IN SITU through chain stores and selling points (the "**Stores**") and through a website www.truccoshop.com which in addition to Spain offers the Brand's items also to various countries (the "**Website**") and

WHEREAS MS wishes to examine and test MS Platform through IN SITU's web; and IN SITU wishes to collaborate with MS.

WHEREAS The Parties wish to set out the agreements regarding their cooperation in order to enhance each Party's capabilities and service level.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged the Parties agree as follows:

1. Definitions.

For purposes of this Agreement, the following terms have the meanings set forth below:

1.1 **Intellectual Property** means all intangible legal rights, titles and interests evidenced by or embodied in (i) any invention (whether patentable or un-patentable and whether or not reduced to practice), all improvements thereto, and all patent, patent applications and patent disclosures; (ii) any work of authorship, regardless of copyrightability, copyrightable works, all copyrights (including the droit morale rights); (iii) all trade secrets, know-how and Confidential Information; (iv) Marks; (v) any other similar rights, in each case on a worldwide basis.

1.2 **Marks** include the logos, trademarks, service marks, and any other name or sign connected to a Party (or its licensors, whether registered or not registered.

2. **Scope of Agreement.**

Under the terms and conditions of this Agreement, IN SITU and MS will cooperate for the purpose of implementing MS Platform in IN SITU's existing computerized and IT systems and any other system which shall enable to use MS Platform in the Website and in the Stores (**"IN SITU's Systems"**) in order to examine MS Platform's effectiveness with regards to IN SITU's sales and costumers' satisfaction.

3. **The Cooperation**

3.1 IN SITU undertakes to assist the successful implementation and integration (of the MS Platform technology to be used in IN SITU's Systems and shall do its utmost in order to ensure such testing (implantation and integration) including by providing all necessary computerized and IT systems that will be required in order to ensure such implantation. For avoidance of doubt, it is clarified that such assistance on behalf of IN SITU's shall not require any expense on its behalf, and any expenses with regards to such testing, implementation and integration, if occurs, shall be borne on MS.

3.2 IN SITU shall have the sole responsibility for maintaining and supporting IN SITU's Systems including the Website.

3.3 IN SITU will facilitate MS access to IN SITU´s products information (specifications, sizes, and details)

3.4 IN SITU shall disclose to MS all necessary information regarding the production of the Brand's items that may be relevant to MS and/or to MS Platform, including, but not limited to the standardization of the Brand's sizes, but never information database customers. IN SITU only will transfer to MS systems the user ID will contain only the weight, measurements, and height, never personal information database customers that can disclose user identification, and without access to personal customer data, and will be sent back to IN SITU's systems with the relevant information needed. In case that any item will not apply to such said standard in any manner, IN SITU shall inform MS about such deviation in advance and shall provide MS with the proper measurement for such item.

3.5 Each Party shall disclose to the other Party the necessary information which shall be required in order to ensure the successful implementation and operation of MS Platform in IN SITU's Systems. In order to ensure each Party's confidential information, the Parties shall sign a mutual NDA in the form attached **as Annex 1** to this Agreement.

3.6 MS shall launch MS Platform at IN SITU's Website and Stores after it will be reasonably certain that MS Platform was successfully integrated in IN SITU's System and after preforming tests that will indicate of MS Platform successful performance, and the integration should be completed and operational at a maximum of 6 months from the signing of this Agreement.. Being essential the scanner at the platform, integration and implementation are not considered completed until the scanner is operational

3.7 Once successful integration into the period provided in 3.6 section MS grant IN SITU a free license (hereinafter the LICENSE) for use of the application for all their customers, with the following characteristics: Use , for all the TRUCCO´s websites, stores, apps for Smartphones, tablets, and other electronics devices, etc., including installation, maintenance and upgradesThe LICENSE duration will be 4 years, automatically renewable for successive periods of 4 years, except that IN SITU notify MS the non-renewal, and territory internet and all countries which have establishments brands marketed by IN SITU.

3.8 The LICENSE will be exclusive for the following territories and periods: 1). Spain and Mexico, exclusive license for a period of 3 months commencing of the date that MS Platform shall be integrated with IN SITU's Systems, and a period of 6 months with regards to women apparel (clothing) and accessories a for a period of 6 months commencing of the date that MS Platform shall be integrated with IN SITU's Systems. 2) Rest of Europe exclusive license for a period of 1 month, and a period of 3 months with regards to women apparel (clothing) and accessories, commencing of the date that MS Platform shall be integrated with IN SITU's Systems.

3.9 Any existing Intellectual Property, including code or functionality, will continue to be owned exclusively by MS and its successors or assigns. Notwithstanding the aforesaid, all the MS technology regarding the MS Platform shall belong and remain belonging exclusively to MS and its successors or assigns and nothing in this Agreement, and no action of IN SITU, shall be deemed, or interpreted as, granting any ownership, Intellectual Property Rights or license to IN SITU in the MS Platform or any technology related with it.

4. Commitments of the Parties

4.1 MS shall not without IN SITU's prior written approval, make representations or guarantees concerning IN SITU or the Website and the Stores. Any material published by MS with respect to IN SITU shall be subject to IN SITU's prior written consent and will be agreed upon the Parties in advance.

4.2 IN SITU shall not without MS's prior written approval, make representations or guarantees concerning MS, the MS Platform or MS technology. Any material published by IN SITU with respect to MS shall be subject to MS's prior written consent and will be agreed upon the Parties in advance. IN SITU warrants that it been told and informed that MS is a public company and due to that fact before making any representation and/or publication involving MS directly and/or indirectly IN SITU shall have to procure MS prior written approval and to receive MS's approval to such publication and its contents.

4.3 Notwithstanding the foregoing,IN SITU shall lead the communication campaign Spain, after approval by MS. Will be understood the approval granted by MS, if no reply to IN SITU within 2 working days. If MS wants to make any communication about the campaign, MS must obtain approval by IN SITU. Will be understood the approval granted by IN SITU, if no reply to MS within 2 working days. In any case, the communication campaign will not take place if the scanner application is not fully operational.

5. **Representations and Warranties**

5.1 Each Party warrants and undertakes to the other Party that it has full legal power and authority to execute this Agreement and that performance of and compliance with the terms, provisions and conditions of this Agreement do not conflict with and will not result in any violation of any by-law, mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation applicable to either Party.

5.2 MS grants IN SITU the LICENSE as agreed in the provisions 3.7 and 3.8., If MS does not comply with the obligation to grant the license; and/or the integration is not completed and operational within the period provided in Clause 3.6 unless a Force majeure occurs; shall indemnify IN SITU to the amount of sixty thousand euros (60.000€).

5.3 If for the fulfillment of this contract MS has to access customer data IN SITU, for all purposes shall be deemed responsible for data processing, for the purposes provided in the Ley Orgánica 15/1999, de 13 de diciembre, de Protección de Datos de Carácter Personal....

6. **Intellectual Property**

6.1 Nothing in this Agreement will operate to transfer ownership of any Intellectual Property Rights belonging to a Party (**"Pre-Existing IPR"**); and subject to any rights granted in this Agreement, neither Party assigns, transfers, or licenses to the other Party any rights whatsoever in its Pre-Existing IPR,

6.2 MS shall retain all right, title and interest in and to the its Pre-Existing IPR including, but not limited to MS Platform, the all technology related or developed with regards to MS Platform and its Marks including any and all materials which have been prepared by MS or for MS.

6.3 IN SITU shall retain all right, title and interest in its Pre-Existing IPR including the Brand and Website and IN SITU's Marks and including any and all materials which have been prepared by IN SITU or for IN SITU.

6.4 Either Party may mention or use to the other Party's Marks after having received prior written approval from such Party to do so, and nothing in this Agreement will be deemed to grant any Party any right, title or interest in the Marks of the other Party, except subject to such Party's prior written consent and strictly in accordance with the terms of such consent.

6.5 Each Party acknowledges that, it shall not during the term of this Agreement, dispute or contest, directly or indirectly, or do or cause to be done, any act, which in any way contests, impairs or tends to impair the other Party's right, title and interest in and to the respective Intellectual Property of the other.

6.6 To avoid any doubt, without giving and/or derogating of any of its Intelectual Property Rights, MS grant IN SITU LICENSE under the terms and conditions provided in the provisions 3.7 and 3.8.

7. **Confidentiality; Non-Compete**

In addition to the provision of the mutual NDA attached as **Annex 1** to this Agreement. The Parties agree and undertake as follows:

7.1 During the term of this Agreement, it may be necessary for the Parties to disclose proprietary information and trade secrets to each other and affiliates, which they regard as proprietary and/or confidential (the "**Confidential Information**"). It is hereby clarified that the provisions of this Section 7 shall not confer on any of the Parties any obligation to disclose any Confidential Information. Each Party agrees that it and its affiliates to whom such information is disclosed, will only be disclosed on a need-to-know basis, will maintain such Confidential Information received from the other Party and/or affiliates, in confidence, employ adequate and appropriate measures to prevent its unauthorized publication and/or disclosure, and not use it for any purpose other than in the performance of this Agreement. This obligation will survive termination of this Agreement. Each Party shall ensure that its employees and subcontractors comply with the confidentiality restrictions set out this Section 7 and shall remain liable for any breach of any confidentiality obligation by such third party.

7.2 The foregoing obligations of confidentiality and non-use shall not apply to any information which (a) is available to the public or is general industry knowledge at the time of disclosure, or thereafter becomes available or general industry knowledge, except as a result of breach of this Agreement; (b) is developed independently by the Party and does not involve in any manner a Party's Confidential Information; (c) is acquired from a third person having a legitimate right to disclosure of such information without secrecy obligations to the disclosing party hereunder; (d) matters which are required to disclosed by law, regulation or law and order so long as the disclosing party makes every reasonable effort to obtain confidential treatment by the recipient of the disclosed information and notify the parties whose information is going to be disclosed in sufficient time to allow objection; (e) concerns scientific publications by either party approved in advance and in writing by the other party; or (f) matters requiring disclosure in accordance with the Israeli Securities Law-1968 and its regulations and/or the Israeli Companies Law-1999 and its regulations..

7.3 Without derogating from the foregoing, each Party will at all times ensure that it and its employees and subcontractors put in place and maintain all necessary security measures to prevent any breach of security in relation to the Confidential Information of the other party.

7.4 Each Party agrees and undertakes not to compete and/or solicit under the other Party's activity to this Agreement, whether directly or indirectly, without the prior written authorization of such other Party.

8. **Securities Laws Disclosure; Publicity.**

Notwithstanding any other section of this Agreement and/or any ancillary document thereof, the Company may file an immediate reports to the Tel-Aviv Stock Exchange Ltd. and the Israeli Securities Authority, disclosing any of the terms of the transactions contemplated hereby, and all other disclosures pertaining to this Agreement as required by Israeli Securities Laws- 1968 and its regulations and Israeli Companies Law-1999 and its regulations

9. Term and Termination

9.1 This Agreement shall commence as of Effective Date and shall remain in force until the completion of the implementation indicated in section 3.6. Notwithstanding the above, IN SITU shall have the right to terminate this Agreement with no reason during the Term with one (1) month (prior written notice to MS This Agreement may also be terminated by mutual agreement between the parties. For the avoidance of any doubt it is clarified that Termination will not affect Parties respective obligations under Sections 3.7, 3.8, 6,7,8 to this Agreement.

9.2 Except for what is explicitly provided in this Agreement and in addition to any other termination remedy contemplated by the applicable law or other provisions of this Agreement, and without prejudice to any possible claim for damages, this Agreement may be terminated with immediate effect by written notice by each Party in the event that:

9.2.1 the other Party commits a material breach of this Agreement and fails to remedy such breach within 14 (fourteen) days after having been given written notice in respect thereof specifying the event of breach;

9.2.2 the other Party and/or its officers are declared bankrupt subject to a bankruptcy or an insolvency procedure, undergoes liquidation except where such liquidation is effected solely for the purpose of amalgamation or reconstruction, or if a receiver is appointed over the other Party's business or if a temporary manager is appointed in respect of such other Party.

10. Miscellaneous

10.1 This Agreement constitutes the entire agreement between the Parties with respect to its subject matter, and supersedes and cancels all prior agreements to the subject hereof, if any, between the Parties. No amendment to this Agreement shall be effective unless it is in writing and signed by the Parties.

10.2 The relationship of the Parties is that of an independent contractor and neither the Parties nor their respective agents, representatives and/or employees shall be considered employees of the other Party.

10.3 The failure of either Party at any time to require the performance by the other Party of any provision of this Agreement shall not affect in any way the right to require such performance at any later time, nor shall the waiver by either Party of a breach of any provision hereof be taken or held to be an implied waiver of that provision.

10.4 This Agreement shall be construed and governed by the laws of Spain.All matters relating to the validity, interpretation, implementation and enforcement of this Agreement, and the rights, duties and obligations of the Parties pursuant hereto shall be submitted to the Courts of Madrid (Spain).

10.5 In the event any provision of this Agreement shall be determined to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular provision(s) held to be unenforceable.

10.6 This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed an original and constitute one and the same agreement. Facsimile copies with signatures shall be given the same legal effect as an original.

10.7 The Parties to this Agreement shall promptly execute and deliver any and all additional documents, instruments, notices, and other assurances, and shall do any and all other acts and things, reasonably necessary in connection with the performance of their respective obligations under this Agreement and to carry out the intent of the Parties.

10.8 Each Party represents and warrants to the other Party that the Party has the capacity and authority to enter into this Agreement.

10.9 The article, section, and paragraph titles and headings contained in this Agreement are inserted as matter of convenience and for ease of reference only and shall be disregarded for all other purposes, including the construction or enforcement of this Agreement or any of its provisions.

10.10 This Agreement is made solely for the benefit of the Parties to this Agreement and their respective permitted successors and assigns, and no other person or entity shall have or acquire any right by virtue of this Agreement.

10.11 Any notice delivered by one Party to the other shall be delivered by first class mail, postage prepaid, or by an overnight delivery service to the Party at the address first written above.

IN WITNESS HEREOF, the Parties hereto have executed this Partnership Agreement effective as of the date first written above.

In Situ S.A	My Size, Inc
InSitu	מיי סייז, אינק My Siza, Inc.
In Situ S.A	**My Size, Inc**
By: FERNANDO REGUERO MANJÓN	By: RONEN LUZON By: ELIYAHU WALLAS
Title: SOLE DIRECTOR	Title: Attorney Title: Attorney

MUTUAL NON-DISCLOSURE AGREEMENT

This Agreement (the "**Agreement**") is entered into on this day of November 7th, 2014 (**"Effective Date"**) by and between My Size, Inc, 510394637 a company organized in Delaware US , having its principal offices at 16 J St. Tidhar Raanana, Israel ("**MS**") and, In Situ S.A a Spanish company, having its principal offices at Calle de Valportillo Primera, 2, 28108 Alcobendas, Madrid, Spain ("**IN SITU**"). IN SITU and MS shall collectively hereinafter referred to as the "Parties" or individually as the "Party".

In consideration of the mutual promises and covenants contained in this Agreement, the Parties hereto agree as follows:

WHEREAS, the Parties desire to cooperate and to enter into a Cooperation Agreement (the "**Cooperation Agreement**"); and,

WHEREAS, the Parties anticipate that during their discussions and engagement, either Party may disclose to the other Party certain Confidential Information (as defined below) for the limited purpose of enabling the Parties to cooperate as specified under the Cooperation Agreement.

NOW THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and intending to be legally bound the Parties agree as follows.

1. Confidential Information

For the purpose of this Agreement "Confidential Information" means any and all information, disclosed by one party (the "**Disclosing Party"**) to the other party (the **"Receiving Party"),** whether in oral or in written form, including but not limited to documentation, scientific, designs, software, prototypes, product descriptions, technical or business information, ideas, discoveries, inventions, specifications, formulas, processes, programs, plans, drawings, models, network configuration and rights-of-way, requirements, standards, financial and non-financial data, marketing, trade secrets, know-how, customer lists, prices, as well as any and all intellectual and industrial property rights contained therein and/or in relation thereto; provided however, that Confidential Information shall not include information which (a) is available to the public or is general industry knowledge at the time of disclosure, or thereafter becomes available or general industry knowledge, except as a result of breach of this Agreement; (b) is developed independently by the Party and does not involve in any manner a Party's Confidential Information; (c) is acquired from a third person having a legitimate right to disclosure of such information without secrecy obligations to the disclosing party hereunder; (d) matters which are required to disclosed by law, regulation or law and order so long as the disclosing party makes every reasonable effort to obtain confidential treatment by the recipient of the disclosed information and notify the parties whose information is going to be disclosed in sufficient time to allow objection; or (e) concerns scientific publications by either party approved in advance and in writing by the other party. The Receiving Party shall have the burden of proving that any of the above exceptions apply by means of documentary evidence available at the time Receiving Party claims the exception first became applicable.

2. Nondisclosure Obligations

2.1 Confidential Information of a Disclosing Party shall be used by the Receiving Party solely for the purpose of the cooperation between the Parties as specify under the COOPERATION Agreement and shall not be used for any other purpose. Each party shall hold the other

party's Confidential Information in strictest confidence and shall not disclose the other party's Confidential Information without the prior written consent of such other party, which consent may be withheld at such other party's sole discretion. Each party may disclose the other party's Confidential Information to such party's employees on a need-to-know basis. Each party agrees to take all reasonable precautions to protect the Confidential Information of the other party from falling into the public domain or the possession of persons other than those persons authorized to have any such Confidential Information according to this Agreement, which precautions shall include the highest degree of care that such party utilizes to protect its own information of a similar nature, but in no event less than a reasonable degree of care.

2.2 Nothing in this Agreement shall prohibit either party from disclosing Confidential Information of the other party if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (**"Required Disclosure"**), provided that the discloser then shall (i) give the other party prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the other party in the event that the other party elects to contest such disclosure or seek a protective order with respect thereto. and/or (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the Required Disclosure.

3. All Confidential Information of a Disclosing Party is and shall remain the property of the Disclosing Party. Nothing contained in this Agreement shall be construed as granting or conferring any rights by license or otherwise, either express, implied or by estoppel, to any Confidential Information of a Disclosing Party, or under any patent, copyright, trademark or trade secret of the Disclosing Party.

4. ALL CONFIDENTIAL INFORMATION FURNISHED UNDER THIS AGREEMENT IS PROVIDED BY THE DISCLOSING PARTY "AS IS". NEITHER PARTY MAKES ANY WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR USE, NONINFRINGEMENT OF THIRD PARTIES' RIGHTS, OR OTHER ATTRIBUTES OF ITS RESPECTIVE CONFIDENTIAL INFORMATION.

5. Immediately upon (i) the decision by either party to terminate the Cooperation Agreement, or (ii) request by the Disclosing Party at any time, or (iii) the termination of this Agreement, the Receiving Party shall return to the Disclosing Party all copies or extracts of the Disclosing Party's Confidential Information, in any medium and upon the Disclosing Party's request to certify in writing by an authorized officer of the Receiving Party, the destruction of the same to the Disclosing Party.

6. Neither party may assign or transfer this Agreement or any of its rights hereunder or delegate any of its obligations hereunder (whether by merger, operation of law or in any other manner) without the prior written consent of the other party, which consent may be withheld at such party's sole discretion. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties, their permitted successors and permitted assigns.

7. The Parties are independent contractors. Nothing in this Agreement or in the activities contemplated by the parties hereunder shall be deemed to create an agency, partnership, employment or joint venture relationship between the parties. Each party shall be deemed to be acting solely on its own behalf and has no authority to incur obligations or perform any acts or make any statements on behalf of the other party. Neither Party shall represent to any person or permit any person to act upon the belief that it has any such authority from the other Party.

8. Any notice required or permitted hereunder shall be in writing and deemed to have been duly given on the day of service if served personally or sent by e-mail, facsimile, or five days after the date of

mailing, if mailed by registered mail, postage prepaid and addressed as set forth in the beginning of this Agreement (or such other address as furnished by the addressee in writing).

9. The Parties agree that for all related with Confidential Information, and that this Agreement and any matters that are connected directly and/or indirectly to it, shall be governed, construed and interpreted according to the laws of Spain, without regard to the rules pertaining to conflicts of laws. Any dispute related to this Agreement shall be settled exclusively in the venue of the competent Court of Madrid, Spain.

10. Each party acknowledges and agrees that due to the unique nature of the Disclosing Party's Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, that any such breach may allow the Receiving Party or third parties to unfairly compete with the Disclosing Party resulting in irreparable harm to the Disclosing Party and, therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law. The Receiving Party will notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware

11. This Agreement shall terminate 3 (three) years following the Effective Date. Nevertheless, either party may terminate this agreement providing forty five (45) days prior written notice to the other party. The obligations of the Receiving Party with respect to Confidential Information received prior to termination will survive the termination of this Agreement and remain in full force and effect until such Confidential Information, through no act or omission of the Receiving Party, ceases to be Confidential Information as defined in this Agreement.

12. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions shall remain in full force and effect.

13. Subject to the provision described under the Cooperation Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior understanding and agreements between and among them respecting the subject matter hereof. This Agreement shall not be modified except by a written agreement signed by both parties. No delay, failure or waiver of either party's exercise or partial exercise of any right or remedy under this Agreement shall operate to limit, impair, preclude, cancel, waive or otherwise affect such right or remedy. No waiver of any provision of this Agreement shall constitute a waiver of any other provision(s) or of the same provision on another occasion.

14. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

In witness whereof the parties have executed this Agreement on the date first above written:

My Siza, inc

MY SIZE, INC	**In Situ S.A**
Name: RONEN LUZON______	Name: FERNANDO REGUERO MANJÓN
Title: Attorney ______________	Title: SOLE DIRECTOR

Name: ELIYAHU WALLAS
Title: Attorney